Unity Wireless

Technology & Innovation to Power a Wireless World!

FOR IMMEDIATE RELEASE

Unity Wireless Releases 2007 Second Quarter Results

First half revenue grows 53% to $4.8 million over the same period in 2006

BELLINGHAM, WA -- Aug 21, 2007 -- Unity Wireless Corporation (OTCBB:UTYW), earlier this week released the company’s second quarter results for 2007. Highlights include:

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Second quarter revenue grew 31% to $2.6 million over the same quarter last year

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First half revenue grew 53% to $4.8 million over the same period in 2006

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Gross margins for the quarter stayed level at 20% versus the previous year

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Gross margins for the first half of the year rose 4% to 24% versus 20% for the same period in 2006

The complete financial report can be seen on the Unity Wireless web site under INVESTOR RELATIONS / Financial Reports / 2007 Second Quarter Financial Report - http://www.unitywireless.com/finreports.html.

Increased Research and Development expenses in the second quarter are attributable to investments made in certain product lines to fulfill the initial large orders for new tier-one accounts in Russia and India. These up front investments were needed to pave the way for ongoing orders from these very significant clients.

Unity Wireless CEO, Ilan Kenig commented, “Unity demonstrated growth for the last two years in a row. In 2005 we achieved sales of $4.9 million.  Last year we saw almost 50% growth to $7.3 million. In the first half of 2007, we are now at $4.8 million. Although revenue growth is consistent, and we are now penetrating tier-one players and participate in major long term projects with world leaders in the cellular industry, last year’s merger activity has not yet delivered the multiples of revenue that we initially had hoped for, making it unlikely that we will meet the original growth targets within the anticipated time frames.  Some of this can be attributed to the short term effects of consolidation and the realignment of our manufacturing chain, while another portion is due to project deployment cycles among our client base.”

Sales for the three-month period ended June 30, 2007 were $2,621,630, an increase of 31.19% or $623,233, from $1,998,397 for the three-month period ended June 30, 2006.  In both our historical product lines and new product lines obtained through acquisitions we have seen a greater diversification in our customer base and geographical areas where the company is now selling its expanded product offerings.

Cost of goods sold during the three-month period ended June 30, 2007 was $2,087,647 resulting in a gross margin of $533,983 or 20.37% of sales, compared to $1,597,679 for the three-month period ended June 30, 2006 resulting in a gross margin of $400,718 or 20.05% of sales.

Research and development expenses for the three-month period ended June 30, 2007 were $1,338,001, an increase of $842,252 or 169.89%, from $495,749 for the three-month period ended June 30, 2006.  This increase was primarily the result of the additional research and development expenses from the three acquired companies (Avantry, Celerica, & Celletra) which were not part of the group as of the last period, and incurring additional R&D expenses in order to develop and fulfill requirements for specific equipment orders in both India and Russia. It is anticipated that there will be an ongoing order stream from these new, large, key accounts, including Motorola, Nokia and Ericsson. The Corporation also recorded $188,000 as a write-down of raw materials due to obsolete inventory during the three-month period ended June 30, 2007.

Sales and marketing expenses for the three-month period ended June 30, 2007 were $249,797, a decrease of $46,972, or 15.83%, from $296,769 for the three-month period ended June 30, 2006.   This decrease was primarily the result of the completion of restructuring in 2006 which reduced the number of employees in sales and marketing department.

Depreciation and amortization expenses for the three-month period ended June 30, 2007 were $847,014, an increase of $757,028, from $89,986 for the three-month period ended June 30, 2006. This increase was primarily the result of the amortization of the intangible assets recorded relating to the acquired companies in 2006. During the three-month period ended June 30, 2007, the Corporation recorded $738,910 as the amortization of the intangibles.

Due to the 2006 acquisition of three new companies, general and administrative expenses for the three-month period ended June 30, 2007 rose 93.18% to $785,639, an increase of $378,950, from $406,689 for the three-month period ended June 30, 2006. The increase was primarily the result of the additional expenses relating to the acquired business, and the increase in the investors relations activities during the three-month period ended June 30, 2007.

Loss for the three-month period ended June 30, 2007 increased by 180.75%, or $2,110,026, to $3,277,430, from $1,167,404 for the three-month period ended June 30, 2006.  This increase was primarily the result of the increase in amortization of intangible assets and the additional research and development expenses relating to the acquired companies.

Sales for the six-month period ended June 30, 2007 were $4,793,425, an increase of 52.66% or $1,653,398, from $3,140,027 for the six-month period ended June 30, 2006.  In both our historical product lines and new product lines obtained through acquisitions we have seen a greater diversification in our customer base and geographical areas where the company is now selling its expanded product offerings.

Cost of goods sold during the six-month period ended June 30, 2007 was $3,619,886 resulting in a gross margin of $1,173,539 or 24.48% of sales, compared to $2,478,975 for the six-month period ended June 30, 2006 resulting in a gross margin of $661,052 or 21.05% of sales.

The increase in gross margin is largely attributed to:

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Increase in sales, resulting in increased component requirements and the company has been able to negotiate better pricing from its outsourced manufacturer due to the higher purchased volumes;

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Efficiencies and cost savings have been obtained by centralizing our manufacturing and procurement largely with one outsourced manufacturer;

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Efficiencies and cost savings have been obtained by centralizing our final testing of products in our China facility where the company has also been able to benefit from lower payroll costs.

Research and development expenses for the six-month period ended June 30, 2007 were $2,081,726, an increase of $1,190,093 or 133.47%, from $891,633 for the six-month period ended June 30, 2006. This increase was primarily the result of the additional research and development expenses from the three acquired companies (Avantry, Celerica, & Celletra) which were not part of the group as of the last period, and incurring additional R&D expenses in order to develop and fulfill requirements for specific equipment orders in both India and Russia. It is anticipated that there will be an ongoing order stream from these new, large, key accounts, including Motorola, Nokia and Ericsson.

With the additional two new major product lines, and entering into new major markets such as India, Russia, and South East Asia, through the 2006 acquisition processes, our sales and marketing expenses for the six-month period ended June 30, 2007 were $769,553, an increase of $314,486, or 69.11%, from $455,067 for the six-month period ended June 30, 2006.   This increase was primarily the result of the additional sales initiatives that include additional sales personnel on staff, and additional expenses relating to the acquired businesses also caused the increase in sales and marketing expenses.

Depreciation and amortization expenses for the six-month period ended June 30, 2007 were $1,715,700, an increase of $1,562,099, from $153,601 for the six-month period ended June 30, 2006. This increase was primarily the result of the amortization of the intangible assets recorded relating to the acquired companies in 2006. During the six-month period ended June 30, 2007, the Corporation recorded $1,477,820 as the amortization of the intangibles.

Due to the 2006 acquisition of three new companies, general and administrative expenses for the six-month period ended June 30, 2007 rose 48.10% to $1,318,431, an increase of $428,223, from $890,208 for the six-month period ended June 30, 2006. The increase was primarily the result of the additional expenses relating to the acquired business, and the increase in the investors relations activities during the six-month period ended June 30, 2007.

Accretion of interest and loss on debt settlement for the six-month period ended June 30, 2007 was $189,018, a decrease of $1,526,882, compared to $1,715,900 for the six-month period ended June 30, 2006. During the three month period ended March 31, 2006, the Corporation entered to an agreement of the modification of the terms of the debentures which were issued in August 2004 and February 2005 which resulted in a total loss on debt settlement of $1,452,722. No modification of debentures or warrants was made for the six-month period ended June 30, 2007.

During the six-month period ended June 30, 2007, the Corporation also recorded $63,094 as debt conversion inducements related $81,370 debentures converted to common shares at a conversion ratio of $0.09 per common share instead of the contractual rate.

Loss for the six-month period ended June 30, 2007 increased by 55.86%, or $2,090,528, to $5,832,737, from $3,742,209 for the six-month period ended June 30, 2006.  This increase was primarily the result of the increase in amortization of intangible assets and the additional research and development expenses relating to the acquired companies.

Consolidated Statements of Operations and Comprehensive Loss

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

	Three	months ended	Six	months ended
	June 30, 2007 (unaudited)	June 30, 2006 (unaudited)	June 30, 2007 (unaudited)	June 30, 2006 (unaudited)

Sales	$ 2,621,630	$ 1,998,397	$ 4,793,425	$ 3,140,027
Cost of goods sold	2,087,647	1,597,679	3,619,886	2,478,975
	533,983	400,718	1,173,539	661,052
Expenses:
Research and development	1,338,001	495,749	2,081,726	891,633
Royalty payments for government grant (note 14 (b))	218,061	29,089	284,693	46,213
Sales and marketing	249,797	296,769	769,553	455,067
Depreciation and amortization	847,014	89,986	1,715,700	153,601
Foreign exchange loss	28,467	34,052	32,182	49,526
Interest expense, excluding accretion of interest and loss on debt settlement	190,545	115,853	427,443	201,113
General and administrative	785,639	406,689	1,318,431	890,208
Share compensation expenses (note 3 (c))	112,500	-	225,000	-
	3,770,024	1,468,187	6,854,728	2,687,361

Operating loss for the period	(3,236,041)	(1,067,469)	(5,681,189)	(2,026,039)
Gain on disposal	33,536	-	37,470	-
Accretion of interest and loss on debt settlement (note 9)	(74,925)	(99,935)	(189,018)	(1,715,900)

Loss for the period	(3,277,430)	(1,167,404)	(5,832,737)	(3,742,209)

Deficit, beginning of period	(44,662,694)	(29,847,291)	(42,107,387)	(27,272,486)

Deficit, end of period	$ (47,940,124)	$ (31,014,695)	$ (47,940,124)	$ (31,014,695)

Basic and diluted loss per common share (note 11(b))	$ (0.02)	$ (0.01)	$ (0.04)	$ (0.04)

Forward Looking Statements

This press release includes forward-looking statements based on the Company's current expectations as to future events.  The forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.  In particular, the anticipated ongoing order stream from new, large, key accounts, involves a number of risks, including changes in the client’s deployment schedule and competitive influences.  In addition, the statement that it is , “unlikely that we will meet the original growth targets within the anticipated time frames” is subject to a number of variables and risks, including increases in current client forecasts and new clients not yet considered.

About Unity Wireless

Unity Wireless is a world class provider of wireless coverage enhancement solutions for cellular operators and custom subsystems for network infrastructure manufacturers.  For more information about Unity Wireless, visit www.unitywireless.com.

Investor Contacts:

Talal Fouani, Wall Street Financial Corp.: (403) 616-8472

David Orton, VP Marketing & Investor Relations, Unity Wireless: Toll Free 1-877-988-6489